Exhibit 99.1

ARID AQUIFER RECHARGE INJECTION SYSTEM
PRESENTATION REQUESTED BY WYOMING REGULATORS
AS ALTERNATIVE TO SURFACE DISCHARGE
FOR MANAGING COAL BED METHANE WATER

Upton, Wyoming (December 10, 2009) Big Cat Energy Corporation (www.bigcatenergy.com) (“Big Cat”) (BCTE: OTCBB), a supplier of the ARID Aquifer Recharge Injection System was asked to present its produced water management technology as a cost effective solution for enhancing local aquifers and retaining usable ground water that would otherwise be wasted by surface discharge. On Wednesday December 2, 2009, in Gillette, WY, the Wyoming Department of Environmental Quality (“DEQ”) convened a working group of industry leaders and landowners to define the problems and the solutions for surface discharge that have been a contentious water issue with coalbed methane operators for more than 10 years. Big Cat made a subsequent presentation to DEQ and BLM representatives. Big Cat’s ARID system eliminates surface discharge of produced water from Coal Bed Methane Gas wells, Coal Mining Operations, and for aquifer enhancement projects currently under development by the Department of Interior.

According to the Casper Tribune, “Coal bed methane gas operators pump about 650 million barrels of water from coal aquifers each year. About 80 percent of that water is not put to any specific beneficial use, and in some cases turns ephemeral drainages into yearlong flows.” The ARID Aquifer Recharge System offers the EPA, landowners and operators a water management solution that eliminates the concerns related to Wyoming’s surface discharge program, the Clean Water Act, and Wyoming’s agricultural protection standards.

Also, according to the Casper Tribune, in response to the issues over extending permits for surface discharge, Sandra Stavnes, chief of the wastewater unit at the EPA’s Region 8 office in Denver said, “We are asking Wyoming DEQ to review the science behind their analysis. The state will have to respond to EPA’s comments before issuing (surface discharge) permits.”  It has become evident that while surface discharge was previously considered by many to be a viable solution for mitigating CBM produced water, the surface disposal of over half a billion barrels of usable ground water each year is no longer considered acceptable by environmentalist and landowners.

“CBM well operators, land owners, regulators, and environmental groups are looking for the most environmentally friendly water handling technology available today”, noted Tim Barritt, CEO and President of Big Cat Energy. “The ARID Aquifer Recharge Injection System is the only viable solution for eliminating surface discharge of CBM produced water.  The ARID system will save millions of gallons of usable water for landowners, help protect our environment, and save money for CBM Gas Producers.”

“We want to see the continued development of our Nation’s natural gas resources from CBM wells and expect that there will be continued regulatory support for the ARID Aquifer Recharge technology as a viable alternative to surface discharge,” added Mr. Barritt.

About Big Cat Energy Corporation

Big Cat Energy Corporation works with Coal Bed Methane (“CBM”) Well operators to assist them in implementing the most cost effective, yet most environmentally friendly, method for handling produced water. Big Cat Energy Corporation’s ARID Aquifer Recharge Injection System and Service allows CBM operators to save money by re-injecting the water produced from their CBM gas wells, eliminating surface discharge, and retaining usable water for the landowners future needs.

For sales information contact Jim Farnsworth or Tim Barritt at 307-468-9369 or email sales@bigcatenergy.com, or visit our web site at http://www.bigcatenergy.com

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Forward-Looking Statements

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the Company's annual reports filed with the Securities and Exchange Commission.